Exhibit No. 99.1

        Workstream to Showcase Rewards Offerings at Motivation Tradeshow

Chicago, IL - September 28, 2004 - Workstream Inc., (TM) (NASDAQ: WSTM), a provider of Enterprise Workforce Management software, will be exhibiting its Workstream Rewards products at the Motivation Show, September 28-30 at McCormick Place in Chicago, Illinois. Developed and coordinated by Incentive Marketing Association, the conference will provide real-life solutions for common challenges that every business faces and showcase thousands of products, destinations, and ideas designed to stimulate consumers and to increase workforce productivity.

Workstream Rewards is an application service offering that includes tailored, up-to-date catalog options for employees to choose from. Workstream Rewards offers an extensive assortment of lifestyle awards and a current online catalog with the latest product models from key suppliers over the entire duration of the program - something that isn't possible with a traditional paper catalog. Workstream Rewards provides end-to-end hosted solutions for identifying, rewarding and tracking goals and behaviors that help to achieve desired operational results. The company delivers several incentive reward solutions including years of service, sales incentives and employee-based performance programs.

The Workstream Rewards product line also includes an Employee Discount Service, for enhancing employee satisfaction and productivity this web-based employee discount platform offers employees savings on computers, movie tickets, entertainment, travel, insurance and professional services from over 200 brand name providers.

About Workstream

Workstream Inc. (NASDAQ: WSTM) is a provider of hosted Enterprise Workforce Management software and professional services to the Global 2000. Workstream's products provide Recruitment, Performance, Compensation and Rewards Management for employees and corporations. Workstream was named to the Deloitte & Touche Fast 500 list of the fastest growing software companies for 2003. Through its 12 offices and 200 dedicated human resource employees across North America, Workstream services customers such as BearingPoint, Chevron, Eli Lilly Canada, The Gap, Home Depot, Kaiser Permanente, KPMG Canada, Motorola, Nike, Nordstrom, Samsung, Sony Music Canada, VISA, Watson Wyatt, and Wells Fargo. For more information visit www.workstreaminc.com or call toll free 1-866-470-WORK.

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Contact:
Tammie Brown
Workstream, Inc
1-877-327-8483 ext. 263
tammie.brown@workstreaminc.com